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                                                                   EXHIBIT 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in this Post Effective Amendment No. 1 to Registration Statement No. 333-27975 (the "Registration Statement") of Bank Plus Corporation on Form S-4 of the form of our opinion to Hancock Savings Bank, F.S.B., Bank Plus Corporation, a Delaware corporation, and Fidelity Federal Bank, A Federal Savings Bank, included as Exhibit 8.1 to the Registration Statement, and to the references to such form of opinion and to our firm in the Proxy Statement/Prospectus that is a part of the Registration Statement under the captions "Summary" and "PROPOSAL 1--APPROVAL OF THE MERGER--Certain Federal Income Tax Consequences."

                                          Deloitte & Touche LLP

Los Angeles, California
June 30, 1997